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                                                                    EXHIBIT 99.2

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                                [HOMESTORE LOGO]

                   Q1 2004 INVESTOR CONFERENCE CALL TRANSCRIPT

I.      OPERATOR INTRODUCTION

        Good afternoon, my name is [ ], and I will be your conference facilitator today. At this time, I would like to welcome everyone to Homestore's first quarter 2004 financial results conference call. All lines have been placed on mute, to prevent any background noise. After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press "*" and the number "1" on your telephone keypad. If you would like to withdraw your question, press the "#" key. Thank you.

        I will now turn the call over to Mollie O'Brien, Director of Investor Relations. Ms. O'Brien, you may begin.

II.     INTRODUCTION (BY MOLLIE O'BRIEN)

        Thank you operator. Good afternoon and welcome to Homestore's first quarter financial results conference call. Earlier today we released our first quarter 2004 results and posted a copy of the release and accompanying detailed financial statements on our Web site at http://ir.homestore.com. Our Form 10-Q for the first quarter 2004 will be filed with the SEC tomorrow, and will also be available on our Web site.

        Today's call will be available for replay on our Web site at http://ir.homestore.com approximately two hours after we conclude. Homestore will also be furnishing a transcript of the prepared remarks of this call and the results press release on Form 8-K to the SEC.


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        On the call with me today are Mike Long, our Chief Executive Officer, and Lew Belote, our Chief Financial Officer.

        Before we begin, I'd like to remind you that the matters discussed today on this call contain certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve potential risks and uncertainties concerning Homestore's expected financial performance, as well as Homestore's strategic and operational plans.

        These potential risks and uncertainties include, among others, decreases or delays in advertising spending and market acceptance of new products and services. Additional factors are discussed in the company's annual and quarterly reports, which are on file with the SEC and available on our Web site. All information discussed on this call is as of May 6, 2004, and Homestore undertakes no duty to update this information. Results projected on the call today may differ materially from actual results and should not be considered as a guarantee of future performance.

        On this call we will also be discussing some non-GAAP financial measures in talking about the company's performance. Reconciliations of those measures to GAAP measures can be found in a table attached to our press release.

        With that, I'll turn the call over to our CEO, Mike Long. Mike?

III.    OVERVIEW (BY MIKE LONG)

        Thanks Mollie, and good afternoon everyone. Thank you all for joining us.


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        I am pleased to report that we continue to make steady progress in executing the turnaround of Homestore. Our disciplined investment strategy is resulting in significantly improved performance in those businesses where we have focused our resources to date -- which in turn gives us increasing confidence in the longer term results that we should be able to generate from our current and planned investments in other areas of the business.

        During the first quarter we achieved a number of important financial milestones:
        * We generated our first year-over-year revenue growth since we began the turnaround;
        * Our Media Services revenue, excluding related party activity, grew for the fourth quarter in a row, this quarter by more than 5% sequentially;
        * We reported positive EBITDA for the first time since 2002, and, for the first time in our company's history, we generated positive cash flow from operations during the quarter.

        This performance is almost entirely related to improvements in our Realtor.com, Top Producer and Retail advertising activities, which have, by design, been the prime beneficiaries of investment and re-positioning over the past two years. Taken together, the three businesses generated quarter over quarter revenue growth of 8% and year over year revenue growth of approximately 13%. These results are particularly notable, since much of the revenue was derived from products introduced in the last twelve months. In contrast, and not surprisingly, the businesses in which we have not completed investment and repositioning efforts, namely Homebuilder, RENTNET, and Welcome Wagon are not yet contributing to our growth.

        We spent nearly two years conceiving and executing the re-positioning of Realtor.com, Top Producer and Retail advertising. Although we now have substantial accumulated


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        experience, a far more stable operating environment, and fewer distractions from legacy accounting issues, repositioning HomeBuilder and RENTNET and rebuilding Welcome Wagon will take us through the balance of 2004 and much of 2005. Of the current investment priorities, the process of integrating Welcome Wagon into our real estate businesses will require the most patience, but could represent a very large market opportunity for us. We remain committed to integrating Welcome Wagon into our real estate operations for two reasons: first, the post-mover advertising opportunity is very significant, potentially as large as the pre-mover opportunity; and second, our real estate customers universally want to improve their ongoing relationships with consumers after a move to decrease their long-term customer acquisition costs. With that, let me turn to a more detailed review of our progress in the Media Services and Software segments.

        Media Services

        Our media services segment connects consumers with real estate professionals, including Realtors, Homebuilders and Rental owners and managers, through our network of web sites. Each of the property listing sites we operate, Realtor.com, Homebuilder.com and RENTNET is a leader in both property and company content, and consumer traffic as well. With nearly 10 million unique users in March, our sites represent a very attractive marketing venue for a real estate industry that spends upward of $9 billion each year on marketing and promotion. Our media services segment also provides a geo-targeted vehicle for non-real estate related advertisers, which we refer to as Retail advertisers, to reach consumers contemplating a move.

        Our growth in total revenue in the quarter was largely fueled by our Media Services segment. Within the segment, the revenue was driven by our Realtor.com and Retail


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        advertising businesses. As I said earlier we have not completed refreshing our HomeBuilder and RENTNET product offerings and re-aligning them more closely with customer needs. In spite of this, and excluding related party revenue, we grew Media Services by over 5% from last quarter and by 10% over the same period a year ago. The revenue growth we have achieved so far in our Media Services segment has been entirely attributable to our Realtor.com and Retail advertising businesses, which have benefited from our investment strategy to date. This means that, until we are able to benefit from the repositioning efforts we are making in Homebuilder and RENTNET, the overall segment results for Media Services will not meet our longer term growth goals.

        Realtor.com

        We are seeing positive developments from investments in our Realtor.com business, which represents slightly more than half of the Media Services segment. Excluding related party revenue, Realtor.com revenue grew 9% from last quarter and over 18% from the first quarter of 2003. This growth is encouraging, given the fact that over 60% of the revenue in the first quarter was derived from product offerings not available twelve months ago.

        We just recently completed our first full year renewal cycle for our new media based pricing structure for Realtor classified listings, which was also accompanied by associated new pricing for templated web sites. The first quarter of this year represented our largest group of customer contracts expiring under the former pricing structure. The success of our renewal efforts with our new pricing structure is evidenced by the rise in Realtor.com related deferred revenue, which excluding related parties, increased over 30% from last quarter and over 20% from the same period a year ago.


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        Our display products on Realtor.com, namely Featured Homes and our new
        Featured Agent and Featured Company products introduced last November, continue to see healthy acceptance, and have contributed to the revenue growth of the Media Services segment this quarter. We remain sold out in a number of major markets, but still have substantial inventory available.

        Retail

        Our retail advertising business had a strong quarter, generating revenue that was up more than 13% from last quarter and more than 45% from last year. Starting from a much smaller base, Retail may rank with HomeBuilder and RENTNET in terms of revenue contribution for 2004. The combined consumer traffic to the non-real estate related sections of our web sites -- Home Finance, Moving and Home & Garden -- is comparable to the traffic levels of our new homes and apartment sites. Our Retail advertisers also have access to consumers within our leading real estate sites, so we expect Retail to be an important contributor to the segment.

        The strong showing this quarter was related to several factors, including a more receptive overall online advertising market and the improved reputation of Homestore as an advertising partner. We have reoriented our selling strategies to developing longer-term relationships with advertisers rather than concentrating on "cold calls". Our team is focused on delivering integrated campaigns for those advertisers and agencies that most highly value our unique audience, as well as selling placement within our proprietary home finance directory. We have always had a very valuable audience of consumers -- we are just doing a better job of matching our solutions to the needs of the right customers. New


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        customers in the quarter include American Express, Sears, Wachovia,
        Citibank, and Bank of America.

        HomeBuilder and RENTNET

        Our near term goal with Homebuilder and RENTNET is to keep them positioned to participate in any overall increases in online marketing spending by homebuilders and rental managers. Both sites are content and traffic leaders, and each offers their respective customers exclusive access to AOL, MSN and Yahoo's real estate audience.

        But the growth strategies of these businesses have suffered from our conscious decision to initially concentrate our investments in other areas of the company. While we took some stopgap measures in 2002 and 2003, we have not completed the overhaul of the data structures, user interfaces or back office systems and processes that is needed. Nor have we completed enhancing the product offerings to be more event-based, comparable to our many offline competitors. That is changing now. And the good news is that, unlike Realtor.com, we don't face a total re-positioning of our media based pricing structure with our homebuilder and rental customers. That is because we already offer media solutions such as paid inclusion listings, and related enhancements, with prices dependent on geographic markets and listing counts.

        What we have to do with Homebuilder and RENTNET is make their true value more accessible to more customers. Some of this is straightforward, like offering builders the ability to list "coming soon" communities months before the community is available for visits. Or enabling rental communities to run "lease-up" specials to address short-term needs. Other elements are more complex, and take more time, such as rebuilding the


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        underlying data structure in such a way that we can offer a more highly geo-targeted audience. That was one of the most critical changes we made to Realtor.com, and in the case of our Homebuilder and RENTNET sites, an essential requirement to getting these businesses moving forward.

        During the quarter we introduced an integrated voice response system in HomeBuilder, which in effect added unique toll free numbers to all of the new home listings. This has allowed us to track the phone calls coming from Homestore, not just the emails and site transfers we generate. This product enhancement also helps our customers with their lead management by providing important information such as call date and time, originating phone number, caller's name, city and state, and most importantly, which community they are inquiring about.

        In spite of their current limitations, we remain confident in the longer term prospects of these businesses because of the successes our customers are achieving with us. For example, we were able to generate more than 50,000 emails and more than 200,000 web site transfers to one major homebuilder in the past 12 months that translated into more than 1,000 home sales. And for one of the larger REITs in the country, our RENTNET site was responsible for nearly 10% of all leases they obtained in 2003, making us their number one marketing partner.

        While still in the early stages of our investment programs, we believe that HomeBuilder and RENTNET will begin contributing to the overall growth of the Media Services segment during 2005.


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        Competitive Position

        I'd like to share a few observations with you about our competitive positioning. We do monitor very closely new competitor moves in our markets. We have been the historical leader in helping pioneer the online real estate market. We are fully aware that a significant market inefficiency has developed because of the huge shift consumers have made over the last three years to reliance on online real estate information. Today more than 70% of consumers are searching for real estate online, yet real estate advertisers have moved less than 5% of their $9 billion advertising spend to online from offline. This market opportunity is attracting new entrants. The priorities, timing, and rate of our investment strategies are driven by our available financial and personnel resources and our need to validate market acceptance of new solutions and avoid major missteps. Today we are comfortable with our competitive positioning, leading in consumer traffic, content and strong industry sponsorships. Some of the recent competitive moves into online real estate are large, well capitalized companies, who also bring substantial online resources and expertise. Though they have greater resources than us, they will help validate the space, educate the market, accelerate the shift of advertising spend from offline to online and establish higher, attractive price points for online advertising compared to earlier startup competition that has dropped away.

        Software

        Our Software segment experienced both sequential and year over year revenue growth, driven by our Top Producer business, which represents approximately 60% of the total Software segment. Software revenue grew 8% over last quarter and 8% over the same period a year ago, excluding related party revenue. This was the first quarter of year over year increase in our software business since Top Producer began its transition to a recurring


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        revenue model. In the first quarter, over 70% of Top Producer's total revenue came from the ASP product. We believe the achievement of the conversion of this business from a one time license fee software business to a recurring subscription service is a major milestone. By doing so, it makes available this valuable customer relationship management capability seamlessly to our real estate professionals who use our web sites to generate customers and need an online solution to help them manage these relationships up to and after the purchase of a home.

        Shareholder Lawsuit

        I would like to take a few minutes to update you on the resolution of our shareholder class action lawsuit. As many of you may know, on March 16, 2004 we received a Court order granting final approval of the settlement. In the order, the judge extended the deadline to opt out or submit claims to May 31, 2004. In order to fund the settlement, Homestore placed $10.0 million in escrow in October 2003, and the final $3.0 million was put in escrow in April. We expect the 20 million shares of common stock will be transferred into escrow later this quarter but we cannot predict when the court will distribute the cash and stock to members of the class.

        We have kept you apprised of the major external issues that arose out of the company's accounting restatements and prior business practices. We believe obtaining final approval of the class action settlement, coupled with our prior resolutions of the Cendant and AOL disputes, will provide our shareholders with greater clarity as to the ultimate financial impact of these matters on the company's ongoing operations and balance sheet.


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        Financial Goals

        Before turning the call over to Lew, I would like to address the issue of providing guidance to the investment community. We have said that our goals are to achieve revenue growth for the full year and to reach GAAP profitability at some point during 2004. And those are still our goals. Given that most of our revenue growth is coming from products that have been in the market less than 18 months and in many cases less than 6 months, we have not yet confirmed reliable operating metrics to help investors project possible future performance. In addition, we continue to make material changes to the business. However, assuming we continue to make progress with our investment program, and that we achieve our planned level of market acceptance for our solutions, what kind of financial performance could the company deliver? Obviously, that is not the type of question that can be answered with precision, or with certainty. But it is management's goal to ultimately achieve sustainable revenue growth in excess of 20% per year, and EBITDA margins of at least 20%. Let me caution you that we do not believe that is going to happen this year, and given the early stage of some of our investments, that level of performance may not materialize next year either. But we share this goal with you as an indicator of management's confidence in the size of the market opportunity and our position within the market, which affords the opportunity to create a very valuable business for our shareholders.

        I will now turn the call over to Lew, our chief financial officer, for a more detailed discussion of our operating statements. Lew?


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IV.     FINANCIAL STATEMENT HIGHLIGHTS (BY LEW BELOTE)

        Thanks, Mike and good afternoon everyone. Homestore has experienced substantial changes to its business in the past two years, however for the first time there is a meaningful comparison with the same period of the prior year. We have outlined those changes in the Management Discussion and Analysis section of our Form 10-Q which will be filed tomorrow. On this call, we will continue to focus on our sequential quarterly performance since it is the best gauge of our progress. We have consistently provided a "cash operating results" comparison, which we are now referring to as EBITDA. We will continue to provide this measure as it is one of the ways management evaluates and monitors the progress of our business.

        Results of Operations

        Starting with the statement of operations, total revenue for the quarter increased to $56.1 million from $54.9 million last quarter. This reflected improvements in our Media Services and Software segments and a slight decline in our Print segment. Revenue from Cendant, though not broken out separately in our financial statements any longer, declined to $877,000 from $1.9 million in the prior quarter. As previously stated, we expect this revenue to be less than $1 million per quarter going forward. Because Cendant's ownership in the company declined below 10% in January, we will no longer be reflecting revenues from Cendant separately in our financial statements.

        Our gross profit margin increased to 75% from 74% last quarter. This increase is the result of continued product related cost controls, as well as savings from the new contract arrangements with the Multiple Listing Services (MLS). We are continuing to have success renewing these relationships, even though we are not paying for these data feeds in


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        the new agreements. To date, we have secured approximately 70% of our listings inventory through renegotiations with over six hundred MLSs. Modifying our MLS agreements will reduce our annual expenses in 2004 by approximately $5 million compared to 2003, with additional savings in 2005.

        Our operating expenses remained virtually flat in each category and in total for the first quarter compared to last quarter. While sales & marketing expense could increase going forward as the business grows, we believe that as a percentage of revenue it should decline in 2004. While we continue to carefully manage our operating expenses, we recognize that our G&A expenses continue to be larger as a percentage of our revenues than many companies of our size. I would note that of our $14.5 million in G&A expense in the quarter, approximately $6.5 million is true Corporate overhead and the remaining $8.0 million is incurred by our operating segments and is included in our segment financial results. These expenses have been impacted by our unusually high legal costs as well as costs to reposition the company. We will continue to focus on controlling these costs.

        One of the ways we are attempting to structurally reduce our costs is through the implementation of a new ERP system. We updated you on our progress last quarter and are going live on the first Phase of this implementation this month. The largest efficiencies will not be realized until the completion of our second phase, which will not occur until sometime in 2005. The current phase provides the platform on which we will build stronger information systems.


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        Also included in our operating results this quarter is an adjustment to our previous restructuring charges of $345,000. This results primarily from the impact of exchange rates on our remaining obligations on an abandoned facility in Toronto.

        On a segment-by-segment basis, our Media Services segment grew 3% over the fourth quarter in its total revenue and 5% excluding related-party revenue. We also achieved consistent operating income from last quarter. Our margin improvement from the reduction in MLS royalties was offset by an increase in distribution costs from our new Microsoft and Yahoo agreements. We expect the operating margins in this segment to improve in the second half of the year.

        In the Software segment, we experienced a 3.6% increase in total revenue from the prior quarter and an almost 8% increase excluding related-party revenue. Our Top Producer unit showed revenue growth for the first time since the introduction of its ASP product, which validates our recent investments in this business. While the two other businesses in this segment contributed a combined operating loss, we were able to reduce the loss from last quarter by almost 60% due to the growth of Top Producer. We expect better performance from the Software segment in the second half of the year.

        In our Print segment, revenue decreased $154,000, or 1%. This revenue decline was entirely related to the expected seasonal slowdown in consumer moves at our Welcome Wagon unit. Meanwhile, our other Print segment division, Home Plans and Publications, had its best quarter of revenue and profitability in company history. During the quarter we also signed a significant deal with Home Depot, which will increase the distribution of our


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        Home Plans magazines by 25-30 percent. We expect we will have revenue growth in this segment in the next two quarters and can improve the operating results.

        Balance Sheet

        Turning to the Balance Sheet, Homestore's cash and short-term investments balance at December 31, 2003 was $41.0 million. This compares to a cash balance of $35.5 million at the end of last quarter. The increase is due to the strong Realtor sales in the first quarter and resulted in a corresponding increase in deferred revenue, as many of our Realtor products are sold as annual subscriptions. $20.6 million of our cash balance is classified as short-term investments on the balance sheet, which is a function of the form of instruments we have chosen to invest in. None of these investments had a maturity longer than seven days.

        On the liability side of the Balance Sheet, we have approximately $100 million in current liabilities, excluding deferred revenue. Of this amount, $50.6 million represents the value of the stock offered as part of the class action settlement. That amount will not require cash and will increase our paid-in capital and our shareholders' equity when we issue the 20 million new shares. We expect to issue these shares into escrow during the second quarter and will consider them "outstanding" at that time. However, these shares will not be released from escrow until after final trial court approval and the completion of the appeal process. We are uncertain when that will occur as it is outside of our control.

        One other comment I would like to make on the balance sheet pertains to our deferred revenue. Since a majority of deferred revenue relates to Realtor.com, the amount of deferred revenue at the end of a quarter tracks the combined impact of renewals and new


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        sales fairly closely. As we projected last quarter, deferred revenue increased by $7.9 million because the first quarter is our largest renewal quarter

        Looking ahead, we expect our cash balance to reach a low point at the end of the second quarter, but it should remain near the $30 million level, even after taking into account the final $3 million payment associated with the class action settlement we made in April. We continue to believe that our projected cash position will be higher at year-end than at June 30, and that we have sufficient cash to fund our current operations.

        Statement of Cash Flows

        Regarding the statement of cash flows, this is the first quarter in our history where we generated positive cash flow from operations. In Summary our sources and uses of cash were as follows:

        - $602,000 in cash operating income

        - $1.9 million in proceeds from the exercise of stock options and employee stock purchase plan

        - $7.1 million in working capital, primarily related to an increase in deferred revenue from the sale of annual Realtor contracts.

        which were offset by

        - $1.9 million in capital expenditures, net of capital leases

        - $2.2 million in payment of previous restructuring charges,

        That concludes my comments. Mike?


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V.      WRAP UP COMMENTS (BY MIKE LONG)

        Thanks, Lew. I would like to say how proud I am of our employees for what they have accomplished in the last two years. We could not have weathered and overcome the external issues, or generated revenue growth and improvements in profitability without the dedication and hard work of our employees. Mollie, we will now take questions from our listeners.

VI.     TRANSITION INTO Q&A (BY MOLLIE O'BRIEN)

        Thanks, Mike. Operator, you may open up the lines.

VII.    TRANSITION OUT OF Q&A (BY MOLLIE O'BRIEN)

        Well, with that, we will conclude our call today. We want to thank everyone again for your time and your interest in Homestore, and we look forward to talking with you again on our next conference call. Have a good day.

VIII.   OPERATOR CLOSING

        That concludes today's Homestore First Quarter Financial Results Conference Call. You may now disconnect.